Exhibit 99.1

Bruker AXS to Acquire X-Ray Analysis Software Company SOCABIM

Karlsruhe, Germany  —  August 16, 2005  —  Bruker AXS GmbH today announces that it has signed a binding agreement to acquire all shares of privately-held SOCABIM SAS, a company focused on advanced X-ray materials research and analysis software.  The transaction is expected to close in the first quarter of 2006.

SOCABIM was founded in 1977 and has developed into a major supplier of software for x-ray diffraction (XRD) and X-ray fluorescence (XRF) materials analysis to Bruker AXS.  With this acquisition, Bruker AXS is significantly expanding its core technology base in two of its strategic product and applications areas.  The acquisition will not add to Bruker AXS’ revenue, but is expected to increase the Bruker AXS gross margin by more than one percent.  For Bruker BioSciences Corporation the transaction is expected to be accretive by $0.01 per share in 2006.

Bruker AXS intends to merge and co-locate SOCABIM SAS and its French subsidiary Bruker AXS SA near Paris.  The two co-founders of SOCABIM, Mr. Julien Nusinovici and Mr. Pierre Caussin, as well as all present employees of SOCABIM, are expected to join the merged company, with Mr. Nusinovici and Mr. Caussin continuing their role as senior managers of the SOCABIM division of the merged company.

Dr. Frank Burgäzy, Managing Director of Bruker AXS GmbH and President of Bruker AXS SA in France, said: “We are very excited about this acquisition and we welcome our new SOCABIM colleagues to Bruker AXS.  The already high quality and good market acceptance of the SOCABIM software should be further increased by our strategic integration of the SOCABIM software R&D.  We believe that with the addition of the SOCABIM technology and R&D team, our products can accelerate their ‘time-to-market’, and our X-ray systems for advanced research and process analysis in the nanomaterials, thin film, composite materials, semiconductor and basic materials industries will be even more powerful and user-friendly.”

Mr. Julien Nusinovici, President of SOCABIM SAS, added: “My SOCABIM colleagues and I are very pleased to join Bruker AXS, where we see an excellent opportunity to continue our successful software development work in an integrated X-ray analysis solutions environment.  We look forward to contributing significantly to the success of Bruker AXS in the future.”

ABOUT BRUKER BIOSCIENCES (NASDAQ: BRKR)

Bruker BioSciences Corporation, headquartered in Billerica, Massachusetts, is the publicly traded parent company of Bruker Daltonics Inc. and Bruker AXS Inc.  Bruker AXS is a leading developer and provider of life science and advanced materials research tools based on x-ray technology.  Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry.  For more information, please visit www.bruker-biosciences.com

CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s reorganization strategies, integration risks, failure of conditions, technological approaches, product development, market acceptance, cost and pricing of the Company’s products, exposure to currency fluctuations, changes in governmental regulations, capital spending and government funding policies, FDA and other regulatory approvals to the extent applicable, competition, the intellectual property of others, patent protection and litigation. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our respective annual reports on Form 10-K for the year ended December 31, 2004, our most recent quarterly reports on Form 10-Q, and our current reports on Form 8-K.  We disclaim any intent or obligation to update these forward-looking statements.

FOR FURTHER INFORMATION:	Michael Willett, Investor Relations Officer
Tel: (978) 663-3660, ext. 1411
Email: ir@bruker-biosciences.com